Exhibit 3.1

October 21, 2022

Policy Information

Document Title:	Amended and Restated Bylaws
Content Owner:	Chief Compliance and Ethics Officer & General Counsel
Certification of Compliance Contact:	N/A
Policy Category:	FHLBank Policy
FHLBank-Level Approver:	President and Chief Executive Officer (CEO)
Board-Level Approver:	Full Board (Housing & Governance committee)
Review Frequency:	Annually
Initial Effective Date:	06/24/2005
Last CEO Approval Date:	09/14/2022
Next Review Date:	10/2023

Exhibit 3.1
ARTICLE I - Definitions

Act means the Federal Home Loan Bank Act, 12 U.S.C. 1421, et seq., as amended.
Board means the Board of Directors of FHLBank.
FHLBank means the Federal Home Loan Bank of Topeka.
Finance Agency means the Federal Housing Finance Agency or any successor agency.
Regulations means the regulations and guidance promulgated by the Finance Agency from time to time.
Stockholder means a member of FHLBank as defined by the Act and Regulations.
ARTICLE II - Principal Office

Section 2.1    Principal Office: The principal office of FHLBank shall be in Topeka, Kansas.

ARTICLE III - Stockholders’ Meeting

Section 3.1    Meetings: Meetings of the Stockholders shall be called upon the written request of the president of FHLBank, or any eight members of the Board, or of the Stockholders entitled to cast one-fourth of the votes eligible to be cast at any such meeting. The Board shall designate the time and place for the meeting not less than fifteen days, or more than sixty days, after the request. If the Board fails to act for a period of thirty days after the request for such meeting, the secretary of FHLBank shall designate a time and place. The secretary of FHLBank shall mail to each Stockholder at its last known address as shown on the books of FHLBank notice of the meeting. The notice shall be sent at least ten days before the meeting and shall contain the time and place of the meeting and a statement of the meeting’s purpose.

Section 3.2    Quorum Voting: At any meeting of the Stockholders, a majority of all Stockholders holding Class A Common Stock of FHLBank shall constitute a quorum for the transaction of any business. Each Stockholder shall be entitled to cast one vote for each share of Class A Common Stock held by the Stockholder as of the record date and one vote for each share of Class B Common Stock held by the Stockholder as of the record date for the transaction of any proper business coming before the meeting, unless otherwise set forth in the Regulations.

Section 3.3    Conduct of Business: The Board may adopt by resolution such rules or regulations for the conduct of meetings of Stockholders as it shall deem appropriate. The presiding officer at any meeting of the Stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the presiding officer, are appropriate for the proper conduct of the meeting, except to the extent inconsistent with such rules and regulations as adopted by the Board. Such rules, regulations and procedures, whether adopted by the Board or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting, (b) rules and procedures for maintaining order at the meeting, (c) limitations on attendance at or participation in the meeting to Stockholders, or such other persons as the presiding officer shall permit, (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted for questions or comments by participants.

Section 3.4    Presiding Officers: The chairperson, or in his or her absence, the vice chairperson, or in the absence of both of these officers, the president of FHLBank, shall preside at all meetings of the Stockholders.

Exhibit 3.1
ARTICLE IV - Board of Directors

Section 4.1    General Powers: Subject to the limitations of the Act and Regulations, the Board shall determine the general policies that govern the operations of FHLBank, and FHLBank shall be under the direction and management of the Board.
Section 4.2    Duties of the Board: The Board, and members of any committee thereof, shall carry out the management of FHLBank in accordance with the duties enumerated by the Regulations and applicable law.
Section 4.3    Number and Qualifications: The Board shall consist of thirteen members or such other number as may be provided by the Act and Regulations. Directors are divided into two classes: (1) those who are officers or directors of a member institution that is located in the district in which the Federal Home Loan Bank is located and who represent members located in a particular state (“member directors”); and (2) those who are elected by a plurality of the votes of the Stockholders of FHLBank at large from among eligible persons nominated by the Board after consultation with the Affordable Housing Advisory Council of FHLBank (“independent directors”). Independent directors must comprise not fewer than 2/5 of the members of the Board, and at least two independent directors must qualify as public interest directors. The directors shall be nominated and elected in such manner for such terms of office as provided in the Act and Regulations and shall meet and maintain the eligibility requirements in the Act and Regulations.

Section 4.4    Nomination and Election of Independent Directors: Independent directors shall be elected by a plurality of the votes of the Stockholders entitled to vote, from among eligible persons nominated by the Board after consultation with the Affordable Housing Advisory Council. In order to be nominated by the Board, an individual must submit to FHLBank an independent director application form prescribed by the Finance Agency that demonstrates that the individual both is eligible and has the proper qualifications as stated in the Act and Regulations. After identifying the eligible persons, the chairperson of the committee responsible for director elections, or his or her designee, shall meet with the Affordable Housing Advisory Council regarding such eligible persons to discuss potential nominations for independent directorships. The chairperson of the committee responsible for director elections, or his or her designee, shall then report the results of the meeting at the next meeting of the Board. The Board shall subsequently nominate individuals to be placed on the ballot. Factors the Board may consider in making such nominations include, but are not limited to, current or prior experience on the board, qualifications and diversity of nominees, and skills and experience most likely to add strength to the Board. FHLBank shall promptly provide the nominee application forms of the nominated persons to the Finance Agency for review and comment. If, within two weeks, the Finance Agency has not informed FHLBank of any objection to the nomination of any independent director nominees or has not requested FHLBank delay moving forward with the nomination until the Finance Agency has provided a final comment, FHLBank shall prepare and deliver a ballot to all Stockholders of FHLBank as provided in the Act and Regulations. FHLBank shall provide Stockholders at least 30 days from receipt of their ballot to cast their votes. After the close of voting, FHLBank shall declare elected the nominee that has received the highest number of votes and has received at least a plurality of the votes as defined by the Regulations. If more than one independent directorship is to be filled, FHLBank shall declare elected each successive nominee receiving the next highest number of votes for such directorship until all such open directorships are filled, provided such successive nominee has received at least a plurality of the votes as defined by the Regulations.

Section 4.5    Regular Meetings: Regular meetings of the Board may be held at such times and places as determined by the Board; provided, however, such meetings shall be held in person at least six times per year or as otherwise directed or allowed by the Regulations or the Finance Agency. Regular meetings may be held without notice, or the Board may direct the secretary of FHLBank to give three business days’ notice of regular meetings to each director. At the request of the person calling the meeting, a regular meeting may be conducted by telephone, or other means of communication, by which all members of the Board participating in the meeting are able to hear and be heard by all other persons so participating.

Exhibit 3.1
Section 4.6    Special Meetings: Special meetings of the Board may be called by its chairperson or the president of FHLBank, or by the secretary of the Board on the written request of three directors stating the reason for the special meeting. Each director shall be sent a notice of the meeting stating the time, place and purpose of the meeting. Notice must be sent at least five business days prior to the meeting if by overnight delivery or three business days prior if by electronic mail or facsimile transmission. At the request of the person calling the meeting, a special meeting may be conducted by telephone, or other means of communication, by which all members of the Board participating in the meeting are able to hear and be heard by all other persons so participating. Special meetings may be held at any time and place without previous notice if all directors are in attendance or otherwise consent.

Section 4.7    Consent of Directors in Lieu of Meeting: Unless otherwise restricted by laws, Regulations or these Bylaws, any action required or permitted to be taken at any meeting of the board, or at any meeting of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 4.8    Quorum Voting: A majority of those authorized to act as directors shall constitute a quorum for the transaction of business at any regular or special meeting of the Board, but a smaller number may adjourn until a quorum is present.

Section 4.9    Officers of the Board: The officers of the Board shall be a chairperson, a vice chairperson and a secretary.

Section 4.10    Chairperson: The chairperson shall be elected by a majority of the entire Board and shall serve for such term of office as provided in the Act and Regulations. The chairperson shall, when present, preside at all meetings of the Board and all meetings of the Stockholders. They shall in general perform all duties incident to the office and such other duties as shall be prescribed by the Board from time to time.

Section 4.11    Vice Chairperson: The vice chairperson shall be elected by a majority of the entire Board, and shall serve for such term of office as provided in the Act and Regulations. In the absence of the chairperson, the vice chairperson shall preside at meetings of the Board and meetings of the Stockholders. The vice chairperson shall perform all duties incident to the office and such other duties as shall be prescribed by the Board from time to time.

Section 4.12    Effect of Expiration of Term: In the event a chairperson or vice chairperson is elected to serve and that director’s term expires prior to the end of that director’s term as chairperson or vice chairperson, and that director is not re-elected to the Board, then the Board shall, at the next stated meeting of the Board after the expiration of the chairperson’s or vice chairperson’s term, or as otherwise determined by the Board, elect a director to fill the remainder of the chairperson’s or vice chairperson’s unexpired term.

Section 4.13    Secretary: The secretary of FHLBank shall serve as the secretary of the Board and shall: (a) take the minutes of the proceedings of the Board; (b) safeguard the minutes of the Board and of the committees thereof; (c) see that all notices are duly given in accordance with these Bylaws; and (d) in general perform all duties incident to the office and such other duties as may be assigned to them by the Board.

Section 4.14    Order of Business: At all meetings of the Board, business shall be transacted in such order as the Board may determine. The chairperson, or in his absence the vice chairperson, or in the absence of both of these officers, a chairperson pro tem selected by the Board, shall preside.

Exhibit 3.1
Section 4.15    Compensation: Members of the Board shall receive compensation for their services as provided for in a policy appropriately adopted by the Board from time to time and may receive reimbursement of expenses incurred in respect of rendering such services, all compensation and expense reimbursement subject to the Act and Regulations.

Section 4.16    Vacancies: In the event of a vacancy in a directorship, the remaining members of the Board, by majority vote, shall elect a qualified replacement to fill the unexpired term of the vacant directorship.

Section 4.17    Designation of Acting Chairperson or Vice Chairperson; Removal: Upon the request of any member of the Board or the president of FHLBank, the chairperson, the vice chairperson, any member of the executive committee or the president may convene a meeting of the executive committee to determine whether: (a) the chairperson or the vice chairperson is not available to carry out the requirements of that office for any period; or (b) the chairperson or vice chairperson should be removed from office for good cause. Notice of the time, place and purpose of such meeting shall be sent to all members of the executive committee and a copy provided to all other members of the Board. Notice must be sent at least five business days prior to the meeting if by overnight delivery or three business days prior if by electronic mail or facsimile transmission. At such meeting, the person calling the meeting shall report fully on the reason for the meeting. The executive committee shall be responsible for making a full investigation of the facts bearing on whether the chairperson or vice chairperson is unavailable for any period or should be removed for good cause, as well as determining the applicable standards for unavailability or good cause for removal. All executive committee members, except for the chairperson or the vice chairperson who is the subject of such investigation, shall be permitted to participate in the deliberations and actions of the committee. The committee shall provide the chairperson or vice chairperson who is the subject of the investigation reasonable opportunity to be heard and respond to the allegations. The executive committee shall promptly complete its investigation and report to the Board at a special or regular meeting on: (a) the request that initiated the process; (b) the committee’s determination of the facts and the applicable standards; and (c) the committee’s recommendation for any action with respect to the chairperson or vice chairperson. Upon receiving such recommendation, the Board by majority vote of all directors eligible to serve on the Board may: (a) appoint an acting chairperson or vice chairperson for the respective chairperson or vice chairperson for such period as the Board shall determine, not to exceed the remaining term of the chairperson or vice chairperson determined to be unavailable to carry out the responsibilities of office; or (b) remove the respective chairperson or vice chairperson for good cause and elect a chairperson or vice chairperson to complete the term of the chairperson or vice chairperson so removed. Removal of the chairperson or vice chairperson shall not affect such individual’s right to continue as a director.

ARTICLE V - Board Committees

Section 5.1    Committees: The Board shall designate standing committees, including an executive committee, a risk management committee, an audit committee, a compensation committee, and a corporate governance committee, however styled. The chairperson shall, with the advice of the president of FHLBank, appoint the members of each such committee. The chairperson shall designate the chairperson of each such committee. The terms of such committee members shall be one year. The executive committee shall be governed by Section 5.2 below. The audit committee shall be governed by the audit committee charter adopted in compliance with the Act and Regulations. Each other committee shall consist of two or more directors and each such committee shall have such duties, functions and powers as prescribed in its charter. In addition, the chairperson may, from time to time, designate members of the Board as a special ad hoc committee to handle such matters and with such powers as the chairperson may specify. All action taken by any committee shall promptly be reported to the Board.

Section 5.2    Executive Committee: The executive committee shall consist of not less than five members of the Board, and the chairperson of the Board shall serve as chairperson of the executive committee. The president of FHLBank, or his or her designee, shall serve as secretary of the executive committee. During the intervals between the meetings of the Board, the executive committee shall possess and may exercise all of the

Exhibit 3.1
power of the Board in the direction of the affairs of FHLBank, except that the executive committee shall not: (a) appoint or remove the chairperson of the Board, vice chairperson of the Board, President or any Executive Vice President, unless subject to ratification by the Board, (b) amend or repeal the Bylaws or adopt new Bylaws, (c) declare dividends, or (d) adopt an agreement of merger or consolidation.

The executive committee shall meet at the call of the chairperson, the president of FHLBank, or any three directors, unless otherwise called pursuant to §4.17. All action or inaction by the executive committee shall be promptly reported to the Board and shall be subject to revision and alteration by the Board; provided, however, that no rights of third parties shall be affected by any such revision or alteration. Vacancies in the executive committee shall be filled by the chairperson except, in the event that any member or members of the executive committee named by the chairperson are unavailable for duty, any other member of the Board who may be selected by the person calling a meeting of the committee may serve and shall be empowered to act as an alternate member of the committee.
Section 5.3    Quorum Voting: One-half of the committee members shall be necessary to constitute a quorum for a meeting of a committee, and the affirmative vote of a majority of the members participating shall be necessary for action.

Section 5.4    Telephonic Meetings: Meetings of committees, including the executive committee, may be conducted by telephone, or other means of communication, by which all members of the committee participating in the meeting are able to hear and be heard by all other persons so participating. Minutes of any telephonic meetings of a committee shall be kept in the same manner as minutes of other meetings of such committee.
ARTICLE VI - Officers and Employees

Section 6.1    Officers: The officers of FHLBank shall be a president, one or more vice presidents, a secretary, and such other officers as the Board shall deem necessary and advisable for the proper operation of FHLBank. All such officers shall be elected by the Board. One person may hold two or more offices. Each of the salaried officers of FHLBank shall devote his or her entire working time, skill and energy to the business of FHLBank, unless the contrary is expressly consented to by the Board or as otherwise permitted pursuant to FHLBank’s Code of Ethics. They shall make full report to Board committees of matters under consideration or to be considered by such committees and shall see that a full report of the operation of FHLBank is made to the Board at each regular meeting.

Section 6.2    President: The president shall be the chief executive officer of FHLBank and shall be primarily responsible for the operation of FHLBank subject to the direction of the Board. The president shall have such powers and duties as are usually incident to the office of the president and such as may be assigned by the Board. The president shall preside at meetings of the Stockholders in the absence of the chairperson and the vice chairperson.

Section 6.3    Other Officers and Employees: Officers other than the president shall have such powers and duties as are usually incident to their respective offices and such as may be assigned to them by the Board or the president. The officers of FHLBank designated by the Board may extend or deny credit and take such other action as is in conformity with the credit policies of FHLBank and the Act and Regulations. There shall also be such other employees as the president may authorize with such powers and duties as shall be assigned by the Board or the president. The terms and conditions of employment of such officers and employees shall be determined by the president.

Section 6.4    Removal and Resignation: Any officer or employee, other than the chief audit executive, may be removed from office or discharged by the Board or the president with or without cause. The audit committee of the Board may remove the chief audit executive from office with or without cause. Notwithstanding the foregoing, the president may only remove the chief risk officer and the chief compliance and ethics officer from

Exhibit 3.1
office with the approval of the Risk Oversight committee. An officer or employee may resign by written notice to FHLBank. The resignation shall be effective upon receipt by FHLBank or at a subsequent time specified in the notice of resignation subject to the approval of the president.

ARTICLE VII - Capital Stock

Section 7.1    Ownership of Stock: FHLBank shall maintain a book-entry system for its stock; and a Stockholder shall acquire ownership interest in such stock solely and exclusively by notation upon the books of FHLBank.

Section 7.2    Transfer of Stock: Subject to the Act and Regulations, shares of FHLBank stock shall be transferable only upon its books by the duly authorized representative of the owner thereof as shown on the books of FHLBank.

Section 7.3    Dividends: Dividends on stock of FHLBank may be declared by the Board in its discretion subject to the Act, Regulations and FHLBank’s Capital Plan.

ARTICLE VIII - General Provisions

Section 8.1    Minutes: Accurate minutes of all meetings of the Stockholders, the Board and any committees of the Board shall be signed by the secretary officiating at such meetings. The original of such minutes shall be preserved by FHLBank in minute books in the custody of the secretary of FHLBank.

Section 8.2    Insurance: FHLBank shall have the power to purchase and maintain insurance on the assets of FHLBank and surety bonds covering all officers, employees and agents having control over or access to monies or securities owned by FHLBank or in its possession. FHLBank may also purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of FHLBank or is or was serving at the request of FHLBank as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise against any liability asserted or threatened against them and incurred by them in any such capacity, or arising out of their status as such, whether FHLBank would have the power to indemnify them against such liability under the provisions of Section 8.3, except FHLBank shall not pay the premium for any insurance prohibited by any applicable statute or regulation.

Section 8.3    Indemnification: FHLBank shall provide indemnification as described in this Section 8.3.

(a)    Actions Not By or in the Right of FHLBank. FHLBank shall indemnify any director or officer, and may by action of the Board determine to indemnify any employee or agent, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action, suit or proceeding by or in the right of FHLBank, by reason of the fact that such person:

(i)    is or was a director, officer, employee or agent of FHLBank, or

(ii)    is or was serving at the request of FHLBank as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or

(iii)    rendered or attempted to render emergency aid including, without limitation, first aid, rescue breathing, cardiopulmonary resuscitation, or use of an automated external defibrillator, on FHLBank premises or at any FHLBank-sponsored event, function or activity, if such person is or was a director, officer or employee of FHLBank at the time of such action or actions,

Exhibit 3.1
against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of FHLBank; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of FHLBank, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

(b)    Actions By or in the Right of FHLBank. FHLBank shall indemnify any officer or director who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, by or in the right of FHLBank to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of FHLBank, or is or was serving at the request of FHLBank as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of FHLBank and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to FHLBank unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably and fairly entitled to indemnity for such expenses which the court shall deem proper.

(c)    Success on the Merits or Otherwise. To the extent that a current or former director or officer of FHLBank has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 8.3(a) or (b), or in defense of any claim, issue or matter therein, such director or officer shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.
(d)    Determination to Indemnify. Any indemnification under Section 8.3(a) or (b), unless ordered by a court, shall be made by FHLBank only as authorized in the specific case upon a determination that (1) indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8.3(a) or (b), and (2) in the case of an employee or agent, such permissible indemnification is in the best interest of FHLBank and appropriate under the circumstances. Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding (hereinafter referred to as “disinterested directors”), or (2) by a committee of disinterested directors designated by majority vote of disinterested directors, even though less than a quorum; or (3) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion.

(e)    Advance Payment of Expenses. Payments of expenses, including attorneys’ fees, incurred by a current director or officer in connection with a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by FHLBank in advance of the final disposition of such action, suit or proceeding, beginning thirty (30) days from the date of receipt by FHLBank of such person’s written application for indemnification, including a certification and supporting statement of that person’s belief that they ultimately will become entitled to indemnification under this Section 8.3 and an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification by FHLBank as authorized in this Section 8.3. But, such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such

Exhibit 3.1
terms and conditions, if any, as the Board deems appropriate, including that no such advance payment shall be made, or continued to be made, if at any time a disinterested majority of a quorum of FHLBank’s directors reasonably concludes that the director or officer would not likely become entitled to indemnification under this Section 8.3. In the case of such a finding, advanced payments to which the director or officer is determined not entitled under this paragraph shall be reimbursed to FHLBank. Nothing in this paragraph shall prevent FHLBank from imposing contractual conditions on the advance payment of costs and expenses as FHLBank deems warranted to protect its interests.

(f)    Indemnification not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Section 8.3 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of disinterested directors or otherwise, both as to action in a person’s official capacity and as to action in another capacity while holding such office.

(g)    Limited Application to Persons Serving as Agents. Notwithstanding anything in this Section 8.3 to the contrary, FHLBank shall not be required to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an officer or employee of FHLBank, if such action, suit or proceeding is based upon or arises out of actions taken by such person in his or her capacity as an agent of the Finance Agency, or its successors or predecessors.

(h)    Right to Indemnification Not to be Terminated or Diminished. In consideration of the continued service to FHLBank of each present and future director and officer of FHLBank, the right of any such person to indemnification or advancement of expenses under this Section 8.3 shall not be terminated, impaired or diminished by FHLBank, and each such person shall continue to be entitled to indemnification and advancement of expenses under this Section 8.3 notwithstanding any termination or amendment of this Section 8.3 after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(i)    Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 8.3 shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

(j)    Contractual Right to Indemnification. The right to indemnification and advancement of expenses provided by, or granted pursuant to, this Section 8.3 (1) is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions thereof were set forth in a separate written contract between the person and FHLBank, (2) shall be retroactive and shall be available with respect to events occurring prior to the adoption hereof, (3) shall continue to exist after the termination or amendment of this Section 8.3, with respect to actions, suits or proceedings based on or arising from such person’s service to FHLBank prior to the termination or amendment of this Section 8.3 and (4) consistent with subsection (i) above shall inure to the benefit of the heirs, executors and administrators of such person.

(k)    Restrictions on Indemnification Rights and Payments Arising From Administrative Proceedings or Civil Actions Initiated by the Finance Agency. Notwithstanding anything herein to the contrary, for indemnification claims and requests in connection with an administrative proceeding or civil action that has been initiated by the Finance Agency: (1) there shall be no indemnification that is otherwise available under this Article VIII unless the Board finds indemnification is proper in accordance with its

Exhibit 3.1
due investigation carried out in accordance with the Board’s obligations as provided by 12 C.F.R. 1231.4(c); and (2) regardless of any Board finding, there shall be no such indemnification if: (a) the subject matter of the claim, action, suit or proceeding results in a final and non-reviewable order or settlement in which the person seeking indemnification is found culpable or admits culpability, respectively, for violating a law or regulation that is the basis for the charges to which claims for indemnification specifically relate; or (b) the affiliated party seeking indemnification is subject to a final and non-reviewable prohibition order under 12 U.S.C. 4636a.

(l)    Definitions. For purposes of this Section 8.3, references to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of FHLBank” shall include any service as a director, officer or employee of FHLBank which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants and beneficiaries; and a person who acted in good faith and in a manner they reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of FHLBank” as referred to in this Section 8.3.

Section 8.4    Director Limitation of Liability: To the fullest extent permitted by law, a director of FHLBank shall not be personally liable to FHLBank or the Stockholders for monetary damages for breach of fiduciary duty as a director. If the Act, the Regulations or the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of FHLBank shall be eliminated or limited to the fullest extent permitted by such amendment. Any repeal or modification of this Section 8.4 shall not adversely affect any right or protection of a director of FHLBank existing at the time of, or increase the liability of any director of FHLBank with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Section 8.5    Signing of Papers: All checks, contracts, deeds, bonds, assignments, releases or other like documents of FHLBank shall be signed in the name of FHLBank by the President and CEO or such of its other officers or employees as may be authorized by the Board or the President and CEO. Checks may be issued by FHLBank bearing the facsimile signatures of any two authorized officers of FHLBank.

Section 8.6    Governing Law; Venue:
(a)    FHLBank shall operate and conduct business, including its corporate governance practices and procedures, and carryout the terms of Section 8.3 herein in compliance with, the Act and Regulations, the provisions of its certificate of organization and these Bylaws.

(b)    In compliance with 12 C.F.R. 1239.3 and to the extent not otherwise inconsistent with Section 8.6(a), FHLBank has elected to follow the corporate governance and indemnification practices and procedures set forth in the Delaware General Corporation Law and such practices and procedures shall be governed by and construed in accordance with Delaware law.

(c)    Except as otherwise provided in the Act or Regulations, nothing contained in Section 8.6(b), or otherwise set forth in these Bylaws, shall create or be deemed to create any rights, including, without limitation, any rights with respect to voting, inspection or calling of meetings, in any Stockholder or other third party. Nor will it cause or be deemed to cause FHLBank to become subject to the jurisdiction of any state court in the State of Delaware with respect to the FHLBank’s corporate governance and indemnification practices and procedures.

(d)    Venue for any claims by or against FHLBank related to indemnification or advancement of expenses under Section 8.3 or as applied to FHLBank pursuant to Section 8.6(b) shall be brought in the United States District Court for the District of Kansas sitting in Topeka, Kansas.

Exhibit 3.1
Section 8.7    Corporate Seal: The seal of FHLBank shall be as hereto affixed and shall be in custody of the secretary of FHLBank.

Section 8.8    Fiscal Year: The fiscal year of FHLBank shall begin on the first day of January.

Section 8.9    Amendments: The Bylaws of FHLBank may be amended by the affirmative vote of a majority of the Board at any regular or special meeting of the Board, provided that each director shall be given notice of the proposed amendment and of the form of such amendment at least five days preceding any meeting called for such purpose. The Bylaws may be amended by the affirmative vote of a majority of the Board at any regular meeting without written notice of the proposed amendment and without the form of the amendment being given to each director, provided that the form of the proposed amendment has been submitted to the previous regular meeting of the Board and has been incorporated in, or as an exhibit to, the minutes of the meeting.